EXHIBIT 99.1



 FOR IMMEDIATE RELEASE:

         United Financial Mortgage Corp. Announces Definitive Agreement to
                   Acquire Vision Mortgage Group, Inc.


   *  Acquisition expected to be immediately accretive to earnings
   *  Company continues to expand its retail origination division


 Oak Brook, IL, Tuesday, August 17, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") announced today that it has signed a definitive agreement to acquire Rockford, Illinois based Vision Mortgage Group, Inc. ("Vision Mortgage"). Terms were not disclosed.

 Vision Mortgage is a privately held retail originator of residential mortgage loans that acts as both a mortgage banker and broker. Vision Mortgage, which has served the Rockford (Rock River Valley) area since 1999, has 50 full-time employees and operates three branches in Illinois and one in the State of Washington. In 2003, Vision Mortgage was one of the largest mortgage originators in the Rock River Valley. Mr. Cass Wolfenberger and Mr. Michael Urnezis, founders of Vision Mortgage, will remain with the Company after the consummation of the acquisition and will serve as President and Senior Vice President, respectively, of the Vision Mortgage division of UFM.

 Steve Khoshabe, President and CEO of UFM, stated "I look forward to the completion of this acquisition. We are excited about incorporating Vision Mortgage's business model, which is focused on developing realtor and builder relationships, into our retail origination network. We also anticipate that we will improve Vision Mortgage's financial performance as a result of our secondary market execution, lower cost of warehouse financing, and the introduction of administrative synergies. The addition of Vision Mortgage will broaden our presence in our home state of Illinois and will increase the total number of our retail branches to 33."

 UFM anticipates that the acquisition will be non-dilutive and immediately accretive to UFM's earnings. For the year ended December 31, 2003, Vision Mortgage originated $148 million in mortgage loans. Through the first seven months of this year, Vision Mortgage has originated $78.6 million in mortgage loans, with purchase money mortgages comprising 65% of its originations. For Fiscal Year Ended April 30, 2004, UFM had revenues of $70.2 million with earnings of $.97 per diluted share.

 Mr. Wolfenberger, CEO of Vision Mortgage stated, "This relationship with United Financial Mortgage Corp. provides us with the financial foundation necessary to expand and grow our business. The synergies between the two companies make United Financial a perfect fit for us".

 Mr. Urnezis, President of Vision Mortgage, further commented, "This transaction not only offers tremendous value to our customers, but our employees as well. UFM's extensive line of mortgage products, continued investment in technology and its marketing resources will enable our employees to service their customers at the highest level, while allowing them to continue to expand their business."


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 37 offices in 14 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loans;
 (ii) the Company's access to funding sources and its ability to renew, replace or add to its existing credit facilities on terms comparable to the current terms; (iii) assumptions underlying the value of the Company's retained mortgage loan-servicing rights; (iv) the negative impact of economic slowdowns or recessions; (v) management's ability to manage the Company's growth and planned expansion; (vi) the effect of the competitive pressures from other lenders or suppliers of credit in the Company's market;
 (vii) changes in government regulations that affect the Company's  business;
 (viii) the Company's ability to expand origination volume while reducing overhead; (ix) the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market; (x) other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission; and (xi) the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, investorinfo@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com